FLORIDAFIRST
     BANCORP
------------

                  FloridaFirst Bancorp, Inc. Announces Earnings
                      for the First Quarter of Fiscal 2004

Lakeland, FL, February 4, 2004 (Nasdaq National Market "FFBK"). FloridaFirst Bancorp, Inc. (the "Company") today reported net income for the quarter ended December 31, 2003 of $1,276,000, or $ .24 diluted earnings per share, compared to net income of $1,496,000, or $ .28 diluted earnings per share, for the same period last year. Net income for the first quarter of 2003 included a net nonrecurring income impact of $122,000 (or $ .02 per share) from realized gains on securities.

President and CEO, Gregory C. Wilkes, commented "we are continuing to see strong growth in consumer loans and an encouraging increase in our business and commercial lending activities. Consumer loans increased 37% on an annualized basis in the quarter. Mortgage lending is continuing to slow although our traditionally strong construction business provides a steady pipeline for mortgage originations." Wilkes added, "Average balances in core checking accounts also increased nicely particularly in noninterest bearing checking which grew 12% in the quarter. We continue to focus on our fundamental business objectives and expect our product line growth to improve with the overall economy."

The Company's wholly owned subsidiary, FloridaFirst Bank, currently operates 19 offices in Polk, Manatee, Highlands and Sumter Counties in the central area of the state of Florida. Visit our Website at www.floridafirstbank.com or for
                                                ------------------------
further information, contact Kerry P. Charlet, Chief Financial Officer, at (863) 688-6811, extension 1004.

Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by FloridaFirst Bancorp, Inc. with the Securities and Exchange Commission from time to time.



205 East Orange Street - P.O. Box 1527 - Lakeland, Florida 33802 - (863)688-6811

FLORIDAFIRST
     BANCORP
------------

                           FLORIDAFIRST BANCORP, INC.

                        SELECTED FINANCIAL INFORMATION (UNAUDITED)

                           (In thousands except per share data)

                                                            Three months ended
                                                                December 31,
                                                             2003         2002
                                                           --------     --------
Operating Data:
Interest income                                            $ 10,887     $ 12,287
Interest expense                                              4,517        5,958

Net interest income                                           6,370        6,329
Provision for loan losses                                       120          180
Non-interest revenue:                                         1,156        1,527
    Service fees, charges, etc                                  630          663
    Gain on sale of loans                                        28          236
    Gain on sale of securities                                   29          194
    Earnings on bank owned life insurance                       242          250
    Other                                                       227          184

Non-interest expense:                                         5,619        5,521
   Compensation and benefits                                  2,867        2,733
   Occupancy and equipment expense                              791          852
   Amortization of Core Deposit Intangible                      375          405
   Other                                                      1,586        1,531

Net Income                                                 $  1,276     $  1,496

Basic earnings per share                                   $   0.25     $   0.30
Diluted earnings per share                                 $   0.24     $   0.28

Weighted average shares outstanding - Basic                   5,087        5,049
Weighted average shares outstanding - Diluted                 5,398        5,317


Balance Sheet Data:                                          Dec-03       Dec-02
                                                             ------       ------

Total assets                                               $821,190     $848,003
Loans, net                                                  506,074      494,512
Securities                                                  241,028      259,396
Deposits                                                    550,127      579,943
FHLB advances                                               138,915      129,500
Total equity                                                103,532      101,092



205 East Orange Street - P.O. Box 1527 - Lakeland, Florida 33802 - (863)688-6811

FLORIDAFIRST
     BANCORP
------------

                                                            Three months ended
                                                                December 31,

Selected Performance Ratios:                                 2003          2002
                                                             ----          ----
    (annualized where appropriate)

Return on average assets                                    0.62%         0.71%
Return on average equity                                    4.98%         6.00%
Net  margin on average interest-earning assets              3.41%         3.35%
Efficiency ratio                                              70%           68%

Allowance for loan losses to total loans                    0.88%         0.90%
Non-performing assets to total assets                       0.31%         0.30%

Equity to assets at period end                             12.61%        11.92%
Book value per share                                     $ 19.24       $ 18.79



                       Website - www.floridafirstbank.com


205 East Orange Street - P.O. Box 1527 - Lakeland, Florida 33802 - (863)688-6811